Exhibit 10.48

Generac Power Systems, Inc.
S45 W29290 Hwy. 59
Waukesha, Wisconsin 53187

December 28, 2009

Clement Feng

Re: Promissory Note Repayment

Reference is made to that certain Promissory Note and Pledge Agreement, dated December 27, 2007 (the “Promissory Note”), by Clement Feng (“you”) in favor of Generac Power Systems, Inc. (the “Company”). All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Promissory Note.

On the date hereof, you shall (i) be entitled to a special cash bonus from the Company in the aggregate amount of $219,742.45(1) (the “Special Bonus”), from which the Company shall apply $147,337.31 to repay and discharge in full all amounts due and owing under the Promissory Note (the “Repayment”), and (ii) deliver, surrender and transfer to the Company all of the Pledged Collateral, including the Pledged Stock together with stock powers in respect thereof, duly executed in blank (the “Stock Return”). The Company shall also be entitled to deduct from payment of the Special Bonus any applicable withholding taxes. Upon the occurrence of the Repayment and the Stock Return, the Promissory Note shall be satisfied, terminated and cancelled in all respects, and you shall have no remaining obligations thereunder.

Sincerely,

GENERAC POWER SYSTEMS, INC.

By:	/s/ Aaron Jagdfeld
Aaron Jagdfeld
President and Chief Executive Officer

ACKNOWLEDGED and AGREED
as of the date first written above by:

/s/ Clement Feng
CLEMENT FENG

(1) $132,987.00 principal plus 5.25% interest compounded annually plus gross up for taxes.